Exhibit 10.5

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of 10 November, 2021, by and among Ventoux Acquisition Holdings LLC, a Delaware limited liability company (“Ventoux Acquisition”), Chardan International Investments, LLC, a Delaware limited liability company (together with Ventoux Acquisition, each, a “Sponsor” and, together, the “Sponsors”), Ventoux CCM Acquisition Corp., a Delaware corporation (“Acquiror”), E La Carte, Inc., a Delaware corporation (the “Company”), and the directors, executive officers and affiliates of the Sponsors whose names appear on the signature pages of this Sponsor Agreement (such stockholders and affiliates, the “Insiders”, and together with the “Sponsors”, the “Sponsor Parties” and individually, a “Sponsor Party”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsor Parties are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,312,500 shares of Acquiror Common Stock and 6,675,000 Acquiror Private Placement Warrants in the aggregate as set forth on Schedule I attached hereto (collectively, the “Subject Securities”);

WHEREAS, concurrently herewith, Acquiror, the Company, Ventoux Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“First Merger Sub”) and Ventoux Merger Sub II LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Sponsor Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) First Merger Sub will merge with and into the Company (the “First Merger”), and immediately following the First Merger, the Company will merge with and into Second Merger Sub, with Second Merger Sub continuing on as the surviving corporation and a wholly owned subsidiary of Acquiror (together with the First Merger, the “Mergers”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor Party hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Party shall be bound by and comply with Sections 7.11 (No Solicitation) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor Party was an original signatory to the Merger Agreement solely with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor Party shall not, without the prior written consent of the Company, (i) sell, publicly offer to sell, enter into contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Sponsor Party (unless the transferee agrees to be bound by this Sponsor Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Sponsor Party or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The preceding sentence does not apply to the exercise by Cindat USA LLC of its rights under that certain letter agreement, dated December 13, 2020, among Cindat USA LLC, Ventoux Acquisition, and (with respect to certain provisions) Edward Scheetz.

Section 1.3 New Shares. In the event that (a) any Acquiror Common Stock, Acquiror Warrants, Acquiror Private Placement Warrants, Acquiror Rights or other equity securities of Acquiror are issued to a Sponsor Party after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock, Acquiror Warrants or Acquiror Rights of, on or affecting the Acquiror Common Stock, Acquiror Warrants or Acquiror Rights owned by such Sponsor Party or otherwise, (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any Acquiror Common Stock, Acquiror Warrants, Acquiror Rights or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor Party acquires the right to vote or share in the voting of any Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then, to the extent of such Sponsor Party’s control of such New Securities, such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by such Sponsor Party as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, (a) Ventoux Acquisition shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Parties, certain Affiliates of the Sponsor Parties and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit F to the Merger Agreement (the “Registration Rights Agreement”) and (b) Acquiror shall deliver to the Sponsors (and the Insiders, as applicable) a duly executed copy of the Registration Rights Agreement.

Section 1.5 Sponsor Party Agreements.

(a) Prior to the Expiration Time, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor Party shall, solely in its capacity as a record owner of common stock of Acquiror, (i) appear at each such meeting or otherwise cause all of its Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock:

(i) in favor of each Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Proposals);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Proposals); and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror, First Merger Sub or Second Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor Party hereby agrees, in such Person’s capacity as a record owner of, or owner of interests representing the economic benefits of, common stock of Acquiror, that such Sponsor Party shall not commit or agree to take any action inconsistent with the foregoing obligation set forth in Section 1.5(a).

(b) Each Sponsor Party shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter (as defined below).

(c) Each Sponsor Party agrees not to redeem any of its, his or her shares of Acquiror Common Stock in connection with the Mergers.

(d) During the period commencing on the date hereof and ending on the earlier of the Effective Date and the termination of the Merger Agreement pursuant to Section 10.01 thereof, without the prior written consent of the Company, each Sponsor Party shall not modify or amend any Contract listed on Schedule II hereto.

Section 1.6 Lock-up.

(a) Subject to Section 1.6(c), each Sponsor Party agrees that it shall not Transfer any of its, his or her shares of Acquiror Common Stock as set forth opposite such Sponsor Party’s name on Schedule I attached hereto (in respect of each Sponsor Party, the “Founder Shares”) during the period beginning on the Closing Date until (i) in respect of 50% of its, his or her Founder Shares that are owned immediately after the Closing, the date that is six (6) months from and after the Closing Date, and (ii) in respect of the remaining 50% of its, his or her Founder Shares that are owned immediately after the Closing, the date that is one (1) year from and after the Closing Date (such period, the “Lock-Up Period”) provided, that such prohibition shall not apply to Transfers (x) permitted pursuant to Section 1.6(c) or (y) permitted pursuant to the organizational documents of Acquiror, as in effect on the Closing Date, as the same may be amended from time to time (the “Governing Documents”). For clarity, Acquiror Common Stock issued in connection with a Subscription Agreement shall not constitute Founder Shares and shall not be subject to this Section 1.6.

(b) Each Sponsor Party agrees that it shall not Transfer any Acquiror Warrants during the applicable Lock-Up Period (i.e., for 100% during the first six (6) months following the Closing Date and for 50% during the following six (6) months).

(c) Notwithstanding the provisions set forth in Section 1.6(a) and (b), Transfers of the Founder Shares and Acquiror Warrants that are that are held by a Sponsor Party or any of its permitted transferees (that have complied with this Section 1.6(c)) are permitted in accordance with the Governing Documents; provided, however, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Sponsor Party under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.6(c) shall not relieve the Sponsor Party of its obligations under this Sponsor Agreement.

(d) During the applicable Lock-Up Period for the respective Sponsor Parties, any purported Transfer of applicable Founder Shares not in accordance with this Sponsor Agreement shall be null and void, and Acquiror shall refuse to recognize any such Transfer for any purpose.

(e) The Sponsor Parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Founder Shares beneficially owned or otherwise held by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 1.7 Vesting Provisions Applicable to Founder Shares.

(a) Unvested Founder Shares. Each Sponsor agrees that, as of immediately prior to the Closing, the Applicable Percentage of its Founder Shares shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in Section 1.7(b). The “Applicable Percentage” shall be calculated as follows: (A) in the event that 90% to 100% of Acquiror Common Stock is redeemed pursuant to the Offer, the “Applicable Percentage” will be 15% of the Founder Shares that are owned by the Sponsor immediately after the Closing, (B) in the event that 80-90% of Acquiror Common Stock is redeemed pursuant to the Offer, 10% of the Founder Shares that are owned by the Sponsor immediately after the Closing, (C) in the event that 70-80% of Acquiror Common Stock is redeemed pursuant to the Offer, 5% of the Founder Shares that are owned by the Sponsor immediately after the Closing, and (D) in the event that less than 70% of Acquiror Common Stock is redeemed pursuant to the Offer, 0%. Each Sponsor agrees that it shall not Transfer any unvested Founder Shares prior to the date such Founder Shares become vested pursuant to Section 1.7(b), except to the extent permitted by Section 1.6(c). For the avoidance of doubt, the parties acknowledge that the remaining percentage (i.e. 100% minus the Applicable Percentage) of the applicable Founder Shares will be fully vested as of the Closing.

(b) Vesting; Forfeiture. 100% of the unvested Founder Shares owned by the Sponsors shall vest at such time as a $12.50 Stock Price Level (as defined below) is achieved on or before the date that is five (5) years after the Closing Date. For the avoidance of doubt, if a $12.50 Stock Price Level is not achieved on or prior to the date that is five (5) years after the Closing Date, the unvested Founder Shares shall not vest and shall be automatically forfeited and cancelled for no consideration. For clarity, the applicable Trading Day period for such Stock Price Level shall commence on the date hereof.

(c) Stock Price Level. For purposes of this Sponsor Agreement, the applicable “Stock Price Level” will be considered achieved only when the VWAP of Acquiror Common Stock quoted on the NASDAQ is greater than or equal to the applicable threshold for any forty (40) Trading Days within any sixty (60) Trading Day period. The Stock Price Levels will be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Common Stock after the date of the Merger Agreement.

Section 1.8 Outstanding Acquiror Expenses. In accordance with Section 3.09(b) of the Merger Agreement, on the Closing Date following the Closing, Acquiror shall pay or cause to paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses. If the Outstanding Acquiror Expenses exceed $12,000,000, the Acquiror shall provide the Sponsors with a written report setting forth the list of Outstanding Acquiror Expenses, and each of the Sponsors, severally and not jointly and on a pro rata basis (i.e. Ventoux Acquisition: 67%; Chardan International Investments, LLC: 33%), shall reimburse Acquiror for such excess amounts, by wire transfer of immediately available funds, within 10 Business Days following the Closing Date.

Section 1.9 Further Assurances. In addition to the obligations set forth in Section 1.4 through Section 1.7 of this Sponsor Agreement, each Sponsor Party shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein. Notwithstanding anything to the contrary in this Sponsor Agreement, no Sponsor Party shall be obligated to bear any expense, pay any amount or grant any concession in connection with any action required to be taken by this Sponsor Agreement, except for cash expenses incurred incidental to actions required to be taken pursuant to Section 1.4 through Section 1.7 of this Sponsor Agreement.

Section 1.10 No Inconsistent Agreement. Each Sponsor Party hereby represents and covenants that such Sponsor Party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

Section 1.11 No Amendment to Insider Letter. Neither the Sponsor Parties nor Acquiror shall amend, terminate or otherwise modify that certain letter agreement, dated as of December 23, 2020, by and among the Acquiror and the Sponsor Parties (the “Insider Letter”), without the Company’s prior written consent.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of each Sponsor Party. Each Sponsor Party represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor Party.

(b) Ownership. The Sponsor Party is the record and beneficial owner of, and has good title to, all of the Sponsor Party’s Subject Securities listed across from the Sponsor Party’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities owned by the Sponsor Party, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Insider Letter or (v) any applicable securities Laws. The Sponsor Party’s Subject Securities are the only equity securities in Acquiror owned of record or beneficially by the Sponsor Party on the date of this Sponsor Agreement, and none of the Sponsor Party’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the Acquiror Private Placement Warrants held by such Sponsor Party and the Subscription Agreement to which the Sponsor Party is a party, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described in Section 5.09 of the Merger Agreement (or the corresponding section of the disclosure schedules), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor Party, for which Acquiror or any of its Subsidiaries may become liable.

(f)   Fees; Loan Repayments. Except as disclosed in the registration statement on Form S-1 and prospectus filed by Acquiror with the U.S. Securities and Exchange Commission in connection with the underwritten initial public offering of 15,000,000 of Acquiror’s units (plus 2,250,000 Acquiror’s units issued upon exercise of the over-allotment option), neither the Sponsor Parties nor any of their respective Affiliates, nor any of their respective directors or officers, shall receive from Acquiror any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Mergers).

(g) Affiliate Arrangements. Except as set forth on Schedule II attached hereto or any registration statements, reports, schedules, forms, statements and other documents filed or furnished with the SEC by Acquiror, neither such Sponsor Party nor any anyone related by blood, marriage or adoption to such Sponsor Party or, to the knowledge of such Sponsor Party, any Person in which such Sponsor Party has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(h) Acknowledgment. Such Sponsor Party understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor Party’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions (except for Section 1.6, Section 1.7, Section 1.8 and Section 1.11 of this Sponsor Agreement) shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of each Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising from any actual fraud in respect of this Sponsor Agreement occurring prior to such termination. Notwithstanding the foregoing, Section 1.6, Section 1.7, Section 1.8 and Section 1.11 and this Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law; Jurisdiction; Jury Trial Waiver. Any Action based upon, arising out of or related to this Sponsor Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the District Courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.3 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Any purported assignment or delegation not permitted under this Section 3.3 shall be null and void.

Section 3.4 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.5 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsors.

Section 3.6 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.7 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Ventoux CCM Acquisition Corp.

1 East Putnam Avenue, Floor 4

Greenwich, CT 06830

Attention: Edward Scheetz

Email: ed.scheetz@gmail.com

with a copy to (which will not constitute notice):

Woolery & Co.

1 Pier 76

408 12th Ave

New York, NY 10018

Attn: Mathew J. Saur

E-mail: Mathew@wooleryco.com

and

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

If to the Company:

E La Carte, Inc.

816 Hamilton Street

Redwood City, CA 94063

Attn: Rajat Suri and Ashish Gupta

E-mail: raj@presto.com and ashish@presto.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn: Colin Diamond

E-mail: colin.diamond@whitecase.com

and

White & Case LLP

3000 El Camino Real

2 Palo Alto Square, Suite 900

Palo Alto, California 94306-2109

Attn: Tali Sealman

E-mail: tali.sealman@whitecase.com

and

White & Case LLP

609 Main Street Suite 2900

Houston, Tezas 77007

Attn: Emery Choi

E-mail: emery.choi@whitecase.com

If to a Sponsor Party:

To such Sponsor Party’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Woolery & Co.

1 Pier 76

408 12th Ave

New York, NY 10018

Attn: Mathew J. Saur

E-mail: Mathew@wooleryco.com

and

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

Section 3.8 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.9 Trust Account Waiver. Section 6.05 of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 Publicity. Except to the extent required by applicable Law or legal process, neither Acquiror nor the Company may disclose the identities of any direct or indirect members or investors of the Sponsor Parties or their direct or indirect interests in the Sponsor Parties without the relevant Sponsor Party’s prior written consent.

Section 3.12 Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Sponsor Party signs this Sponsor Agreement solely in such Person’s capacity as a record owner of, common stock of Acquiror, and not in any other capacity and this Sponsor Agreement shall not limit, prevent or otherwise affect the actions of any Sponsor Party or any Affiliate, employee or designee of the Sponsor Party, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Acquiror, First Merger Sub, Second Merger Sub or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of Acquiror. No Sponsor Party shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Sponsor Party that is also a party hereto and each Sponsor Party shall solely be required to perform its obligations hereunder in its individual capacity.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor Parties, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

VENTOUX ACQUISITION HOLDINGS LLC

By:	/s/ Edward Scheetz
	Name:	Edward Scheetz
	Title:	Chief Executive Officer

CHARDAN INTERNATIONAL INVESTMENTS LLC

By:	/s/ Jonas Grossman
	Name:	Jonas Grossman
	Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

INSIDERS:

By:	/s/ Christian Ahrens
	Name:	Christian Ahrens

By:	/s/ Woodrow H. Levin
	Name:	Woodrow H. Levin

By:	/s/ Julie Atkinson
	Name:	Julie Atkinson

By:	/s/ Edward Scheetz
	Name:	Edward Scheetz

Cindat USA LLC

By:	/s/ Bernard Van der Lande
	Name:	Bernard Van der Lande
	Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

VENTOUX CCM ACQUISITION CORP.

By:	/s/ Edward Scheetz
	Name:	Edward Scheetz
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

E LA CARTE, INC.

By:	/s/ Rajat Suri
	Name:	Rajat Suri
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Subject Securities

Sponsor Party	Acquiror Common Stock	Acquiror Private Placement Warrants
Ventoux Acquisition Holdings, LLC 1 East Putnam Avenue Floor 4, Greenwich, CT 06830 Attention: Edward Scheetz Email: ed@ventouxccm.com	2,728,875	4,450,000
Chardan International Investments, LLC 17 State Street 21st Fl New York, NY 10004	1,493,625	2,225,000
Christian Ahrens 42 Garden Place Brooklyn, NY 11201	22,500	0
Woodrow H. Levin 404 Sunset Lane Glencoe, Il 60022	22,500	0
Cindat USA LLC 375 Park Avenue #3703 New York, NY 10152	22,500	0
Julie Atkinson 11 Irvine Road Old Greenwich, CT 06870	22,500	0
Edward Scheetz 1 East Putnam Avenue Floor 4, Greenwich, CT 06830	0	0
TOTAL	4,312,500	6,675,000

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

Underwriting Agreement, dated December 23, 2020, by and between the Company and Chardan Capital Markets, LLC.

Letter Agreements, dated December 23, 2020, by the Company’s officers, directors and initial stockholders.

Registration Rights Agreement, dated December 23, 2020, by and among the Company and the initial stockholders of the Company.

Indemnity Agreements, dated December 23, 2020, by and between the Company and the directors and officers of the Company.

Subscription Agreement, dated December 23, 2020, by and between the Company and Ventoux Acquisition Holdings LLC.

Subscription Agreement, dated December 23, 2020, by and between the Company and Chardan International Investments, LLC.

Business Combination Marketing Agreement, dated December 23, 2020, by and between the Company and Chardan Capital Markets, LLC.

Administrative Services Agreement, dated December 23, 2020, by and between the Company and Chardan Capital Markets, LLC.

Engagement Letter dated August 9, 2021 with Chardan Capital Markets, LLC

[Schedule II to Sponsor Support Agreement]